Exhibit 99.1

WAUSAU PAPER ANNOUNCES

APPOINTMENT OF HANK NEWELL TO

EXECUTIVE VP / CHIEF OPERATING OFFICER

MOSINEE, WI – February 17, 2011 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced the appointment of Henry C. Newell to the position of executive vice president and chief operating officer effective March 1, 2011.

Mr. Newell, 53, joined Wausau Paper Corp. in 2007 as vice president-business development and was promoted to the position of senior vice president-specialty products as of January 2009.  He assumed the role of senior vice president-paper when the company consolidated its specialty products and printing and writing business segments in January of 2010.

“Since joining Wausau Paper in September 2007 Hank has been a significant contributor to the success of the company, initially through the assessment and refinement of strategic initiatives within our business segments, and more recently through an effective consolidation of our paper businesses and the establishment of successful growth strategies for the new segment’s core markets,” said Thomas J. Howatt, president and chief executive officer.  “His extensive industry experience and strengths in strategy development, coupled with his knowledge of specialty paper markets, make him ideally suited for this new role.”

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2009.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #